Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of NNN REIT, Inc. and subsidiaries, for the registration of debt securities, which may be either senior debt securities or subordinated debt securities; shares of its preferred stock; depositary shares representing interests in its preferred stock; shares of its common stock; stock purchase contracts to purchase or sell shares of its common stock or preferred stock; rights to purchase its debt securities or shares of its common stock or preferred stock; warrants to purchase shares of its common stock, or preferred stock or depositary shares representing interests in its preferred stock; and/or units, consisting of two or more securities described in this Prospectus and to the incorporation by reference therein of our reports dated February 11, 2026, with respect to the consolidated financial statements and schedules of NNN REIT, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of NNN REIT, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

August 5, 2026